Exhibit 21.1
List of Subsidiaries

Province/State of
Subsidiary	Incorporation	D/B/A

1131836 Ontario Inc.	Ontario

SXC Health Solutions, Inc.
(formerly named Systems Xcellence USA, Inc.)	Texas	SXC

SXC Acquisition Corp.	Delaware

HBS
Health Business Systems, Inc.	Pennsylvania	HBS, Inc.
HBS, an SXC Company

informedRx, Inc. (formerly National Medical Health Card Systems, Inc.)	Delaware	InformedRx, an SXC Company

Centrus Corporation	Delaware

Integrail Inc.	Delaware

Inteq Corp.	Delaware

Inteq PBM, L.P.	Texas

Inteq TX Corp.	Texas

Interchange PMP, Inc.	Oklahoma

National Medical Health Card IPA, Inc.	New York	NMHCRX IPA

NMHC Group Solutions Insurance, Inc.	Delaware

NMHCRX, Inc.	Delaware

NMHCRX Contracts, Inc.	Delaware

NMHCRX Mail Order, Inc.	Delaware	informedMAIL

PBM Technology, Inc.	Delaware

PCN DE Corp.	Delaware

Pharmaceutical Care Network	California	PCN

Portland Professional Pharmacy	Maine	Ascend Compounding

Portland Professional Pharmacy Associates	Maine	Ascend SpecialtyRx

Specialty Pharmacy Care, Inc.	New York

SXC Comet LLC	Delaware